EXHIBIT 10.37

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into by and between Xerium Technologies, Inc. (the “Company”), a Delaware corporation and Thomas C. Johnson (the “Executive”), effective as of the 4th day of September, 2008 (the “Effective Date”).

WHEREAS, the Executive has been employed by the Company; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to continue to employ the Executive, in the position of President—Xerium Asia, and Executive wishes to accept such continued employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continuation of employment.

2. Term. The employment of the Executive by the Company hereunder shall be for the period commencing on the Effective Date and expiring on the date of the termination of such employment in accordance with Section 5 hereof. For all purposes of this Agreement, references to (a) the “Termination Date” shall mean the date Executive’s employment hereunder shall terminate pursuant to said Section 5, and (b) references to the “term” of the Executive’s employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date. Following the Termination Date, unless specifically otherwise agreed between Executive and any applicable party, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company or any of its Subsidiaries or Affiliates.

3. Capacity and Performance.

(a) During the term of Executive’s employment hereunder, the Executive shall serve the Company as its President—Xerium Asia. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Subsidiaries if so elected or appointed from time to time.

(b) During the term of Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Subsidiaries as may be designated from time to time by the Chief Executive Officer.

(c) During the term of Executive’s employment hereunder, the Executive shall devote his full business time to the advancement of the business and interests of the Company and its Subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Chief Executive Officer in writing.

4. Compensation and Benefits. During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of three hundred thousand dollars ($300,000.) per year effective as of September 4, 2008, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Cash Bonus Plan. The Executive shall be entitled to participate in any and all annual cash bonus plans (the “Annual Bonus Plans”) from time to time in effect for senior executives of the Company generally. The terms of each Annual Bonus Plan and Executive’s participation therein shall be determined by the compensation committee of the Board of Directors of the Company (the “Board”) (or, if there is no such committee, by the Board); provided, however, that the Executive shall be entitled to participate in such plans at a minimum participation rate of 50% of his Base Salary paid for the applicable year, with any awards thereunder payable only to the extent earned pursuant to the terms of the applicable Annual Bonus Plan and subject to adjustment in accordance with the terms of the applicable Annual Bonus Plan. Notwithstanding the foregoing, no award under the Annual Bonus Plans may be granted if the compensation committee determines that in order for such award to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval. The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any Annual Bonus Plan at any time as it, in its sole judgment, determines to be appropriate.

(c) Other Incentive Plans. The Executive shall be entitled to participate in any and all cash, equity, bonus and other incentive plans which are not Annual Bonus Plans (the “Long Term Plans”) from time to time in effect for senior executives of the Company generally. The terms of each Long Term Plan and Executive’s participation therein shall be determined by the compensation committee of the Board (or, if there is no such committee, by the Board). The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any Long Term Plan at any time as it, in its sole judgment, determines to be appropriate.

(d) Vacations. The Executive shall be entitled to an annual vacation of three (3) weeks, with reasonable notice to the Chief Executive Officer and subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e) Other Benefits. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Board may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. In the case of any reimbursement to which the

Executive is entitled pursuant to this Section 4(f) that would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

(g) Payments/Actions by Company. Wherever it is provided in this Agreement that payment of any form of compensation or any other action shall be made by the Company, such payment or action may be made by any Subsidiary or Affiliate of the Company.

5. Termination of Employment. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term of Executive’s employment hereunder, the Executive’s employment shall immediately and automatically terminate.

(b) Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder. For this purpose, disability means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. If any question shall arise as to whether during any period the Executive is disabled within the meaning of this Section 5(b), the Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth the nature of such Cause. The following shall constitute Cause for termination: (i) the Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Executive’s fraud, theft or embezzlement committed with respect to the Company or its Subsidiaries; (iii) material breach by the Executive of any of the provisions of Sections 8, 9 or 10 hereof that causes demonstrable harm to the Company or any of its Subsidiaries; or (iv) the Executive’s willful and continued failure to perform his material duties to the Company and its Subsidiaries; provided, however, that the Company may terminate Executive’s employment hereunder for “Cause” within the meaning of this clause (iv) only after the Company has provided written notice to the Executive of the failure and the Executive shall not have remedied such failure within 10 business days following the effectiveness of such notice.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(e) By the Executive Other Than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason (as defined in Section 5(f) below) at any time upon the provision of sixty (60) days written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice or any portion thereof.

(f) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, that such written notice must be delivered to the Company within ninety (90) days of the initial existence of the condition or circumstance constituting or giving rise to the purported Good Reason. A termination by the Executive hereunder shall not be treated as a termination for Good Reason if the Company remedies the condition or circumstance constituting or giving rise to the purported Good Reason within thirty (30) days of the receipt of the Executive’s notice, or if actual termination occurs more than two years following the initial existence of such condition or circumstance. The following shall constitute Good Reason for purposes of this subsection (f): a requirement that the Executive relocate more than fifty (50) miles from his then-current principal residence, it being understood that the Executive may be required to travel frequently and that prolonged periods spent away from Executive’s principal residence shall not constitute Good Reason.

6. Compensation upon Termination.

(a) Death. In the event of a termination of the Executive’s employment hereunder by reason of death as contemplated by Section 5(a), the Company shall pay in a lump sum within thirty (30) days of such termination to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Base Salary earned but not paid through the Termination Date.

(b) Disability. In the event of any termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(b), the Company shall pay to him Base Salary earned but not paid through the Termination Date and, in addition, shall, subject to any employee contribution applicable to the Executive on the Termination Date, continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer) such group medical and/or dental plan benefits on a tax-favorable basis, the Company shall provide equivalent coverage through the purchase of insurance.

(c) By the Company for Cause. In the event of any termination of Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(c), the Company shall have no further obligations to the Executive under this Agreement other than payment of Base Salary through the Termination Date and except as specifically provided in Section 6g).

(d) By the Company Other than for Cause or by the Executive for Good Reason.

(i) Not Close in Time to a Change of Control. In the event of any termination of Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), which termination does not occur within three (3) months prior to or within two (2) years following a Change of Control, the Company (A) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for one (1) year, and (B) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for one (1) year (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer) such group medical and/or dental plan benefits on a tax-favorable basis, the Company shall provide equivalent coverage through the purchase of insurance.

(ii) Close in Time to a Change of Control. In the event of any termination of Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), which termination occurs within three (3) months prior to or within two (2) years following a Change of Control, the Company (A) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for eighteen (18) months, and (B) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months (or such longer period as may be provided under the employee benefit plans of the Company), but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that there is any limitation on the Company’s ability to provide, or any disqualification of the Executive’s eligibility to receive (other than a disqualification under this Agreement resulting from Executive’s access at a reasonable cost to substantially equivalent benefits through another employer), such group medical and/or dental plan benefits on a tax-favorable basis, the Company shall provide equivalent coverage through the purchase of insurance.

(iii) Conditions. Any obligation of the Company to the Executive under Sections 6(b) and 6(d) hereof is conditioned upon (A) the Executive signing a release of claims in the form appended hereto as Attachment A or such other form as the Company may require (the “Employee Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of employment is given hereunder and upon the Executive’s not revoking the Employee Release in a timely manner thereafter and (B) the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 8, 9 and 10. Base Salary to which the Executive is entitled under Sections 6(b) and 6(d) hereof shall be payable in accordance with the normal payroll practices of the Company in effect on the Termination Date and will begin at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Employee Release, but shall be retroactive to next business day following the Termination Date.

(iv) No reduction. The continued payments/contributions by the Company that are described in Sections 6(d)(i) and 6(d)(ii) hereof shall not be reduced by any income or other compensation received by Executive subsequent to the termination of his employment.

(e) By the Executive Other Than for Good Reason. If the Executive shall terminate his employment pursuant to Section 5(e), the Company shall continue to pay Executive his Base Salary through the Termination Date (it being understood that if, in accordance with Section 5(e), the Board elects to waive the period of notice, or any portion thereof, the payment of Base Salary under this Section 6(e) shall continue through the notice period or any portion thereof so waived).

(f) Delay in Payment Commencement on Account of Internal Revenue Code Section 409A. If the Executive is, at the time of separation from service, a “specified employee” (as hereinafter defined), any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall not be paid until the date which is six (6) months and one (1) day after the date of such separation from service or, if earlier, Executive’s date of death. In this regard, any payments that otherwise would have been made during such six (6) month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily. For purposes of this subsection (f), “specified employee’” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-l(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

(g) Post-Termination Obligations Generally. Except for (i) any right expressly set forth in this Section 6, (ii) any vested benefits under any employee benefit plan referred to in Section 4(e) which specifically is designed to provide benefits following termination of employment (such as any such plan providing benefits upon disability or retirement) (but subject to all of the terms, if any, of each such other benefit plan as to how such vested benefits will be treated following termination of employment) and (iii) any rights expressly set forth in any other written agreement to which Executive and any of the Company or any of its Subsidiaries or Affiliates shall become parties from time to time after the date hereof, none of the Company or any of its Subsidiaries or Affiliates shall have any further obligations to the Executive, in connection with his employment or the termination thereof, following expiration of the term of the Executive’s employment hereunder. Satisfaction by the Company and other applicable Persons of such rights and benefits shall constitute full settlement of any claim that the Executive may have on account of any termination of employment hereunder against the Company, any of its Subsidiaries or Affiliates and all of their respective past and present officers, directors, stockholders, members, managers, partners, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

7. Limitation.

(a) In the event that it is determined that any payment or benefit provided by the Company or any of its Subsidiaries to or for the benefit of the Executive, either under this Agreement or otherwise, and regardless of under what plan or arrangement it was made, would, absent the application of this Section 7, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor provision (“Section 4999”), the Company will reduce such payments and/or benefits to the extent, but only to the extent, necessary so that no portion of the remaining payments and/or benefits will be subject to the Excise Tax. The Company shall have discretion in determining which, if any, of several payments and/or benefits (if more than one) are to be reduced.

(b) Determinations as to the amount of any cutback required under this Section 7 will be made by the Company’s tax accountant unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen jointly by the Company and the Executive (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:

(a) While the Executive is employed by the Company and for one (1) year after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company: (i) anywhere throughout the world; (ii) in North America; (iii) in South America; (iii) in Europe; (iv) in Asia; or (v) in Australia. Specifically, but without limiting the foregoing, the Executive agrees not to: (A) undertake any planning for any business competitive with the Company or any of its Subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its Subsidiaries. For the purposes of this Section 8, the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Subsidiaries.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company or any of its Subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its Subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity.

(d) In the event that the one (1) year post-termination period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be six (6) months.

9. Confidential Information.

(a) The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Executive has in the past and may in the future develop Confidential Information for the Company or its Subsidiaries and that the Executive has in the past and may in the future learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

10. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.

11. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity that he plans to undertake at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 8, 9 and 10 hereof.

12. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 and 10 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 8, 9 and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 14 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b) “Change of Control” shall mean any of the following which takes place after the consummation of the initial public offering of common stock of the Company (including as part of an income deposit security or other investment unit) registered under the Securities Act of 1933, as amended: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board. For the purpose of this definition, the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act.

(c) “Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its Subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (iv) the identity and special needs of the customers of the Company and its Subsidiaries and (v) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(d) “Continuing Director” means, with respect to any event referred to in the definition of “Change of Control”, each individual who was a director of the Company immediately prior to the event in question and each individual whose election as a director by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.

(e) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its Subsidiaries) during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date if applicable) that relate to either the Products or any prospective activity of the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

(f) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

(g) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date if applicable).

(h) “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

(i) All references in this Agreement to termination of employment, separation from service, retirement and similar or correlative terms, when used in a context that bears upon the vesting, payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-l(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A- 1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-l(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement.

15. Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8, 9, 10 and 11.

16. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at the Executive’s last known address on the books of the Company, or five business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

21. Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter.

22. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.

23. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25. Governing Law. This is a North Carolina contract and shall be construed and enforced under and be governed in all respects by the laws of the State of North Carolina, without regard to the conflict of laws principles thereof.

26. Seal. The Executive warrants and represents that he hereby adopts the word/symbol (SEAL) as his seal with the intent that this Agreement be signed by the Executive under seal and treated as a sealed instrument.

27. Consideration. The parties expressly waive any defense either may now or hereafter have as to the lack or inadequacy of consideration for this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive, and by the Company, through its duly authorized representative, as the date first above written.

THE EXECUTIVE:

/s/ Thomas C. Johnson	(SEAL)	By:	/s/ Stephen Light
Thomas C. Johnson		Name:	Stephen Light
		Title:	Chairman and CEO

Attachment A

RELEASE OF CLAIMS

Note:    Executive has twenty-one (21) days from the date of notice of termination of employment to consider the terms of this Release of Claims and is advised by the Company to seek the advice of an attorney prior to signing this Release of Claims. Executive may revoke this Release of Claims at any time within seven (7) days of the date of his signing by written notice to the Company. This Release of Claims will take effect only upon the expiration of such seven–day revocation period and only if Executive has not timely revoked it.

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement between me and Xerium Technologies, Inc., a Delaware corporation (the “Company”) dated as of                                         , 200   (the “Employment Agreement”), I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge, the Company, its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, members, partners, managers, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the “Released”), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (all collectively “Claims”) which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed pursuant to the Employment Agreement, each as amended from time to time); provided, however, that the foregoing release shall not apply to:

(i) any right or benefit that Section 6 of the Employment Agreement explicitly provides shall survive the termination of my employment;

(ii) claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies;

(iii) bar a challenge under the Older Workers Benefit Protection Act to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; and

(iv) prohibit Executive from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Agreement, Executive waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
Thomas C. Johnson

Date: